Exhibit 99.1

Contact:

Investor Relations:

Jorge A. Junquera
Chief Financial Officer
Senior Executive Vice President
787-754-1685

Media Relations:

Teruca Rullán
Senior Vice President
Corporate Communications
787-281-5170 or 917-679-3596/mobile

News
For Immediate Release:

Popular Announces Agreement to Settle Shareholder Derivative Claims

SAN JUAN, Puerto Rico—(BUSINESS WIRE) — April 15, 2011 — Popular, Inc. (Nasdaq: BPOP) announced today that it and the plaintiffs and named defendants have entered into a memorandum of understanding in connection with the settlement of two shareholder derivative actions, one filed in the United States District Court for the District of Puerto Rico and one filed in the Puerto Rico Court of First Instance, San Juan Part.

Under the terms of the memorandum of understanding, subject to certain customary conditions, including court approval of a final settlement agreement, in consideration for the full and final settlement and release of all defendants, Popular has agreed, for a period of three years, to maintain or implement certain corporate governance practices, measures and policies, as set forth in the memorandum of understanding. Aside from the payment by or on behalf of Popular of approximately $2.1 million of attorneys’ fees and expenses of counsel for the plaintiffs, the settlement does not require any cash payments by or on behalf of Popular or the defendants. The parties intend to file a joint request to approve the settlement.

Popular made no admission of liability in connection with the settlement.

At this point, the settlement agreement is not final and is subject to a number of future events, including approval of the settlement by the relevant court. There can be no assurances that the settlement will be finalized.

Founded in 1893, Popular, Inc. is the leading banking institution by both assets and deposits in Puerto Rico and ranks 35th by assets among U.S. banks. In the United States, Popular has established a community-banking franchise providing a broad range of financial services and products with branches in New York, New Jersey, Illinois, Florida and California.

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